EXHIBIT 10.2

Release and Indemnification Agreement

This Release and Indemnification Agreement (this “Agreement”) is made as of [    ], by and between Vascular Biogenics Ltd. (the “Company”) and [    ] (“Indemnitee”).

The Company desires to attract and retain qualified Office Holders (as such term is defined in the Israeli Companies Law, 5759 - 1999, as amended from time to time (the “Companies Law”), and in order to do so, it is necessary to provide them with adequate protection against risks of claims and actions against them arising out of their service to, and activities on behalf of, the Company. The Articles of Association of the Company authorize the Company to indemnify and advance expenses to its Office Holders and provide for insurance and exculpation to its Office Holders, in each case, to the fullest extent permitted by applicable law. The Company has therefor determined that it is in the best interest of the Company that, in order to induce and retain such qualified persons, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify Indemnitee upon certain occurrences and to the fullest extent permitted by applicable law, and to provide for insurance and exempt Indemnitee from liability, all under the terms of this Agreement.

Now, Therefore, the parties agree as follows:

1.	Contractual Indemnity. The Company hereby undertakes, subject to the limitations set forth in this Agreement:

To indemnify Indemnitee to the greatest extent possible under applicable law against any liability or expense in respect of the following acts or omissions of Indemnitee, either prior to or after the date hereof, in his capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent or fiduciary of the Company: (i) a financial liability imposed on Indemnitee in favor of another person (as such term is defined below) pursuant to a judgment, including a settlement judgment or an arbitrator’s award approved by a court; (ii) reasonable Expenses (as defined below) expended or incurred by Indemnitee as a result of (a) an investigation or any proceeding instituted against the Indemnitee by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without the filing of an indictment against the Indemnitee and without imposing on the Indemnitee a financial liability in lieu of a criminal proceeding, or that was concluded without the filing of an indictment against the Indemnitee but imposing a financial liability in lieu of a criminal proceeding in an offence that does not require proof of criminal intent (mens rea), or (b) in connection with a financial sanction. In this section “conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term “financial sanction” shall mean such term as referred to in Section 260(a)(1a) of the Companies Law; (iii) reasonable litigation Expenses (as defined below) expended or incurred by Indemnitee or charged to Indemnitee by a court, in a proceeding instituted against Indemnitee by the Company or on its behalf or by another person, or in a criminal charge from which Indemnitee was acquitted or in which Indemnitee was convicted of an offense which does not require proof of criminal intent (mens rea); and (iv) any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Office Holder of the Company (including, without limitation, indemnification with respect to the matters referred to under Section 56h(b)(1) of the Israeli Securities Law 5728-1968, as amended (the “Securities Law”)) (collectively referred to hereinafter as a “Claim”).

For the purposes of this Section 1, the term “person” shall mean and include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body.

For the purpose of this Agreement, “Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided. Expenses shall be considered paid or incurred by Indemnitee at such time as Indemnitee is required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand. The Company shall pay the Expenses in accordance with the provisions of Section 3 below.

The above indemnification will also apply to any liability or expense imposed on Indemnitee due to or in connection with an action performed by the Indemnitee, either prior to or after the date hereof, in his capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent or fiduciary of any other company, corporation, collaboration, partnership, joint venture, trust or other enterprise, controlled, directly or indirectly, by the Company (a “Subsidiary”) or not controlled by the Company but where Indemnitee’s appointment results from the Company’s holdings or in which Indemnitee serves at any time at the request of the Company (“Affiliate”). Notwithstanding the above, in the event that the Office Holder is the beneficiary of an indemnification undertaking provided by a Subsidiary or Affiliate, then the indemnification obligations of the Company hereunder with respect to such capacities shall only apply to the extent that the indemnification by such subsidiary or Affiliate does not actually fully cover the indemnifiable liabilities and expenses relating thereto.

2.	Limitations on Indemnity.

2.1.	Subject to Sections 2.2 - 2.3 below, the Company undertakes to indemnify Indemnitee in accordance with the terms of this Agreement up to a total amount of US$5,000,000 (Five Million United States Dollars) per occurrence and US$10,000,000 (Ten Million United States Dollars) in the aggregate, under the circumstances of indemnification of Indemnitee as set forth in this Agreement.

2.2.	Notwithstanding anything herein to the contrary, the indemnification pursuant to Section 1(i) above shall be shall be limited to matters that result from or are connected or otherwise related to events or circumstances set forth in Schedule A hereto, which are deemed by the Board of Directors of the Company (the “Board”), based on the current activities of the Company, to be categories of events foreseeable as of the date hereof.

2.3.	The maximum amount of indemnification payable by the Company under Section 1 above with respect to all persons with respect to whom the Company undertook to indemnify under agreements substantially similar to this Agreement (the “Indemnifiable Persons”), for the events set forth in Section 1 and under the categories set forth in Schedule A shall be as set forth in Schedule A hereto (the “Limit Amount”). If the applicable Limit Amount is insufficient to cover all the indemnity amounts payable with respect to all Indemnifiable Persons, then such amount shall be allocated to such Indemnifiable Persons with respect to each indemnifiable event pro rata according to the percentage of their culpability in such indemnifiable event, as finally determined by a court in the relevant claim, or, absent such determination or in the event such persons are parties to different claims, based on an equal pro rata allocation among the Indemnifiable Persons who are indemnified with respect to such indemnifiable event. The Limit Amount payable by the Company as set forth in Schedule A is deemed by the Company to be reasonable in light of the circumstances.

2.4.	The indemnification provided under Section 1 above shall not be subject to the limitations imposed by Sections 2.2 - 2.3 above and/or Schedule A if and to the extent such limits are no longer required by the Companies Law.

2.5.	Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee with respect to, and Indemnitee shall not be entitled to indemnification under Section 1, for any amount imposed on Indemnitee consequent to any of the following: (i) a breach of the duty of fidelity by Indemnitee, except to the extent permitted by law; or (ii) a violation of the Indemnitee’s duty of care towards the Company, which was committed intentionally or recklessly; or (iii) an act committed with the intention to realize a personal unlawful profit; or (iv) a fine or monetary penalty imposed on Indemnitee, provided that such fine or monetary penalty have not been imposed pursuant to the conviction for a crime which does not require proof of criminal intent (mens rea); or (v) a counterclaim made by the Company or in its name in connection with a claim against the Company filed by Indemnitee, other than by way of defense or by way of third party notice in connection with claim brought against the Indemnitee, or in specific cases in which the Board has approved the initiation or bringing of such suit by Indemnitee, which approval shall not be unreasonably withheld; or (vi) any act, event or circumstance with respect to which it is prohibited to do so under applicable law.

3.	Expenses; Indemnification Procedure. The Company shall pay Indemnitee all Expenses incurred by Indemnitee in connection with a Claim with respect to which Indemnitee is entitled to be indemnified under Sections 1-2 above, on the date on which such amounts are first payable (“Time of Indebtness”), and with respect to items mentioned in Section 1(ii) above, even prior to a court decision, provided, however, that such payments shall be made by the Company directly to the Indemnitee’s legal or other applicable advisors, as soon as practicable but in any event no later than fifteen (15) days after following delivery of a written request therefor by Indemnitee to the Company. Any such payment shall be deemed to constitute indemnification hereunder. Advances given to cover legal expenses in criminal proceedings will be repaid by Indemnitee to the Company, if Indemnitee is found guilty of a crime that requires proof of criminal intent (mens rea). Other advances will be promptly repaid by Indemnitee to the Company if it is determined by the Company, based on advice from its legal counsel, that Indemnitee is not entitled to such payments. In the event that Indemnitee disputes the Company’s determination, Indemnitee’s obligation to repay the Company shall be postponed until such dispute is resolved in a manner that is final and unappealable. Indemnitee’s obligation to repay to the Company for any Expenses or other sums paid hereunder shall be deemed a loan given to Indemnitee by the Company subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it, which is not considered a taxable benefit. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

4.	Notification and Defense of Claim. Indemnitee shall notify the Company of the commencement of any action, suit or proceeding, and of the receipt of any notice or threat that any such legal proceeding has been or shall or may be initiated against Indemnitee (including any proceedings by or against the Company and any subsidiary thereof), promptly upon Indemnitee first becoming so aware. The omission so to notify the Company will not relieve the Company from its obligations under this Agreement unless and to the extent that such failure or delay to provide notice materially and adversely prejudices the Company or the Company’s ability to defend such action. With respect to any Claim brought against Indemnitee in respect of which indemnity is sought under this Agreement:

4.1.	The Company will be entitled to participate therein at its own expense or to assume the defense thereof and to employ counsel which is reasonably reputable with experience in the relevant field. Indemnitee shall have the right to employ his or her own counsel in connection with any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless: (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; or (ii) the Company shall not have assumed the defense of the Claim; or (ii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and Indemnitee shall have reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, in either of which events set forth in clauses (i)- and (ii) above reasonable fees and expenses of such counsel to Indemnitee shall be borne by the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee reasonably makes the claim specified in (ii) above. The counsel appointed by the Company shall act and shall owe its duty of loyalty to the Indemnitee and to the Company.

4.2.	The Company shall have the right to conduct the defense (whether before a court or as a part of a compromise arrangement), as it deems fit in its sole discretion (provided that the Company shall conduct the defense in good faith and in a diligent manner), including the right to settle or compromise any claim or to consent to the entry of any judgment against Indemnitee without the consent of the Indemnitee, provided that, the amount of such settlement, compromise or judgment does not exceed the Limit Amount (if applicable) and is indemnifiable pursuant to this Agreement and/or applicable law, and any such settlement, compromise or judgment does not impose any penalty or limitation on Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admission of wrong-doing by Indemnitee, and includes monetary sanctions only as provided above. In the case of criminal proceedings, the Company will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent

4.3.	The Company shall not be liable to indemnify Indemnitee for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise effected without the Company’s written consent.

4.4.	Neither the Company nor Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

4.5.	Indemnitee shall fully cooperate with the Company and shall give the Company all information and cooperation, as well as access to documents, files and to his or her advisors and representatives as shall be within Indemnitee’s power, as may be required by the Company.

5.

Insurance. Without derogating from the Company’s obligations to indemnify Indemnitee as provided in this Agreement, the Company undertakes that, subject to the mandatory limitations under applicable law, as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors and officers liability insurance, which will include coverage for the benefit of the Indemnitee, providing coverage in amounts as reasonably determined by the Board; provided that, the Company shall have no obligation to obtain or maintain directors and officers insurance policy if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company hereby undertakes to notify the Indemnitee thirty (30) days prior to the expiration or termination of the directors and officers’ liability insurance.

6.	Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses actually or reasonably incurred by Indemnitee in connection with a Claim or Claims, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses to which Indemnitee is entitled.

7.	Other Indemnification. The Company hereby acknowledges that Indemnitee have now or may have in the future certain rights to indemnification, advancement of expenses and/or insurance provided by third parties, including without limitation any investor in the Company’s shares on behalf of which Indemnitee serves as a director in the Company (the “Third Party Indemnitors”), and the Company hereby agrees (a) that the Company is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), and (b) that it irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind of respect of the subject matters of this Agreement. Without altering or expanding any of the Company’s indemnification obligations hereunder, the Company further agrees that no advancement or payment by the Third Party Indemnitors on Indemnitee’s behalf with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of Indemnitee’s rights of recovery against the Company. The Company and Indemnitee agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this Section 7.

8.	Reimbursement. Without derogating from the generality of the above, the Company shall not be liable under this Agreement to make any payment in connection with any indemnifiable event to the extent Indemnitee has otherwise actually received payment under any insurance policy or otherwise (without any obligation of Indemnitee to repay any such amount) of the amounts otherwise indemnifiable hereunder.

Any amounts paid to Indemnitee under any insurance policy or otherwise after the Company has indemnified Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee.

9.	Exemption. The Company hereby exempts the Office Holder, and hereby releases the Office Holder in advance, to the fullest extent permitted by law, from any liability to the Company for any damage caused as a result of a breach of his or her duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), provided that in no event shall he or her be exempt with respect to any actions listed in Section 2.5 above or in a case of breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law).

10.	Post Factum Indemnification. Nothing in this Agreement shall limit the Company’s right, upon its sole discretion, subject to applicable law and the Articles of Association of the Company, to indemnify the Indemnitee, post factum, for any and all amounts or events.

11.	Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

12.	Termination of services. For the avoidance of doubt, the Company will indemnify Indemnitee even if at the relevant Time of Indebtness Indemnitee is no longer an Office Holder of the Company or of a Subsidiary or an Affiliate, as applicable, provided, that the obligations are in respect of actions taken by the Indemnitee while serving as an Office Holder as aforesaid, and in such capacity.

13.	Further Assurances. The parties will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, if for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

14.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

15.	Binding Effect; No Assignment; No Third-Party Rights. This Agreement shall be binding upon Indemnitee and the Company, their successors and assigns, and shall inure to the benefit of Indemnitee, his or her heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns. Indemnitee shall not assign or otherwise transfer his or her rights or obligations under this Agreement and any attempt to assign or transfer such rights or obligations shall be deemed null and void. In the event of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, the Indemnitee shall be entitled to the same indemnification and insurance provisions as the most favorable indemnification and insurance provisions afforded to the then-serving Office Holders of the Company. In the event that in connection with such transaction the Company purchases a directors and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover Indemnitee and such coverage shall be deemed to be in satisfaction of the insurance requirements under this Agreement. Nothing herein shall be deemed to create or imply an obligation for the benefit of a third party. Without limitation of the foregoing, nothing herein shall be deemed to create any right of any insurer that provides directors and officers’ liability insurance, to claim, on behalf of Indemnitee, any rights hereunder.

16.	Governing Law; Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Israel, without regard to their rules of conflict of laws, and any dispute arising from or in connection with this Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

[Signature Page to Vascular Biogenic Ltd. Release and Indemnification Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VASCULAR BIOGENICS LTD.		[ ]

By:		Signature:
Name:	Prof. Dror Harats
Title:	CEO

Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate (such terms shall have herein the meaning assigned to it in the Companies Law – 1999 (the “Companies Law”) as well, to the extent that the Office Holder’s service as an officer, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in Section 1 to the Agreement to which this Schedule is attached (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

The maximum amount of indemnification payable by the Company under Section 1(i) of the Agreement to which this Schedule is attached, with respect to all Indemnifiable Persons thereunder, for each specific event listed in the categories below in this Schedule A, shall be equal to the amount specified opposite each category below.

	CATEGORY OF INDEMNIFIABLE EVENT	LIMIT AMOUNT PER EACH SPECIFIC EVENT WITHIN THIS CATEGORY OF EVENTS

1.	The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel or abroad.	$ (the “Maximum Amount”)

2.	Occurrences in connection with investments the Company makes in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by an Office Holder in the name of the Company as an Office Holder (such term shall have herein the meaning assigned to it in the Companies Law) and/or board observer of the corporation which is the subject of the transaction and the like.	The Maximum Amount

3.	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company.	The Maximum Amount

4.	Events in connection with change in ownership or in the structure of the Company, its reorganization, dissolution, division, change in capital.	The Maximum Amount

5.	Actions in connection with the merger of the Company with or into another entity.	The Maximum Amount

6.	Actions in connection with the sale or acquisition of the operations and/or business and/or assets, or part thereof, of the Company.	The Maximum Amount

7.	Without derogating from the generality of the above, any	The Maximum Amount

transaction not in the ordinary course of business of the Company, including the purchase, sale or lease of companies, legal entities or assets, and the division or consolidation thereof.

8.	Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law.	The Maximum Amount

9.	Claims in connection with labor relations and/or employment matters in the Company with and/or by employees of the Company, and in connection with trade relations of the Company and business relations between the Company and its employees, independent contractors, customers, suppliers and various service providers.	The Maximum Amount

10.	Actions in connection with or liabilities arising from the development, testing and/or manufacturing of products developed or services provided by the Company, including the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the distribution, sale, marketing license or use of such products or services, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory approvals regarding such products, whether in Israel or abroad.	The Maximum Amount

11.	Actions taken, and liabilities incurred, related to or in connection with the intellectual property of the Company and its protection, including without limitation violation, infringement and other misuse of copyrights, patents, designs, trade secrets and any intellectual property rights of the Company, the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including any assertion that the Company’s products infringe on the intellectual property rights or constitute a misappropriation of any third party’s trade secrets.	The Maximum Amount

12.	Violation, infringement and other misuse of copyrights, patents, designs, trade secrets and any other intellectual property rights, breach of confidentiality obligations, claims or demands in regard of invasion of privacy including with respect to databases, claims, demands or acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws.	The Maximum Amount

13.	Actions taken pursuant to or in accordance with the policies and procedures of the Company (including tax policies and procedures), whether such policies and procedures are published or not.	The Maximum Amount

14.	Approval of corporate actions, including the approval of the acts of the Company’s management, their guidance and their supervision; Participation and/or non-participation at the meetings of the Board of Directors of the Company, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s Board of Directors meetings.	The Maximum Amount

15.	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business; An announcement, a statement, including a position taken, or an opinion or representation made in good faith by the Office Holder in the course of his or her duties and in conjunction with his or her duties, whether in public or in private, including during a meeting of the Board of Directors of the Company or any of the committees of the Board of Directors of the Company.	The Maximum Amount

16.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction.	The Maximum Amount

17.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.	The Maximum Amount

18.	Claims in connection with publishing or providing any information, including any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws.	The Maximum Amount

19.	Any claim or demand made under any securities laws of any jurisdiction or by reference thereto, including without limitation fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules, the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, and any other claims relating to relationships with investors, debt holders,	The Maximum Amount

shareholders and the investment community; claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction.

20.	Any claim or demand related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including without limitation any offering of securities by the Company to private investors and/or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings, actions taken in connection with the issuance of any type of securities of Company, including, without limitation, the grant of options to purchase any of the same, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities.	The Maximum Amount

21.	Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company.	The Maximum Amount

22.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, of any federal, state, county, local, municipal, city or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.	The Maximum Amount

23.	Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment.	The Maximum Amount

24.	Liabilities arising out of advertising, including misrepresentations regarding the Company’s products and unlawful distribution of emails.	The Maximum Amount

25.	Actions taken in connection with the financial and tax reports of the Company, including without limitation review and approval of the Company’s financial statements, including	The Maximum Amount

any action, consent or approval related to or arising from the foregoing, including, without limitations, execution of certificates for the benefit of third parties related to the financial statements.

26.	Money management, management of the Company’s bank accounts in the areas of activity in which the Company is engaged at banks, including foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.	The Maximum Amount

27.	All actions, consents and approvals relating to a distribution of dividends, in cash or otherwise.	The Maximum Amount

28.	Any action or decision in relation to protection of work safety and/or working conditions, including with respect to provisions of the law, procedures or standards as applicable in or outside of Israel with relating to protection of work safety, pertaining, inter alia, to contamination, health protection, production processes, distribution, use, treatment, storage and transportation of certain materials, including in connection with corporal damage, property and environmental damages.	The Maximum Amount

29.	Claims or demand by any third party suffering any personal injury and/or bodily injury and/or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s offices.	The Maximum Amount